                                   EXHIBIT 2

- --------------------------------------------------------------------------------




                       -------------------------------
                          ASSET PURCHASE AGREEMENT
                       -------------------------------


                                    AMONG



                         STUART ENTERTAINMENT, INC.,
                           A DELAWARE CORPORATION,


                            TRADE PRODUCTS, INC.
                          A WASHINGTON CORPORATION


                                     AND

                  THE SHAREHOLDERS OF TRADE PRODUCTS, INC.




                       -------------------------------
                         DATED AS OF AUGUST 6, 1996
                       -------------------------------




- --------------------------------------------------------------------------------

                       -------------------------------
                               TABLE OF CONTENTS
                       -------------------------------

                                                                                                                      Page
                                                                                                                      ----
                                                        ARTICLE I

                                                       DEFINITIONS

Section 1.01.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                        ARTICLE II

                                                    PURCHASE AND SALE

Section 2.01.      Agreement to Sell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Section 2.02.      Agreement to Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 2.03.      Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 2.04.      Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 2.05.      Closing Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                       ARTICLE III

                                                         CLOSING

Section 3.01.      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.02.      Items to be Delivered at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                        ARTICLE IV

                                            REPRESENTATIONS AND WARRANTIES OF
                                                 SELLER AND SHAREHOLDERS

Section 4.01.      Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 4.02.      Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.03.      No Interest in Other Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.04.      Validity of Contemplated Transactions, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.05.      No Third Party Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.06.      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.07.      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.08.      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.09.      Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.10.      Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Section 4.11.      Books of Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.12.      Existing Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.13.      Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.14.      Condition of Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.15.      Compliance with Law; Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.16.      Transactions With Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.17.      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.18.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.19.      Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.20.      Additional Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.21.      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.22.      Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 4.23.      Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 4.24.      Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 4.25.      Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 4.26.      Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 4.27.      Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 4.28.      Completeness of Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 4.29.      Identification of Fiduciaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 4.30.      Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                        ARTICLE V

                                              REPRESENTATIONS AND WARRANTIES
                                                       OF PURCHASER

Section 5.01.      Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.02.      Corporate Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.03.      Validity of Contemplated Transactions, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                        ARTICLE VI

                                                 COVENANTS OF THE PARTIES

Section 6.01.      Covenants of the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 6.02.      Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 6.03.      Covenants of Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                       ARTICLE VII

                                                CONDITIONS TO THE CLOSING

Section 7.01.      Reciprocal Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 7.02.      Conditions to Obligation of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


Section 7.03.      Conditions to Obligation of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                       ARTICLE VIII

                                                     INDEMNIFICATION

Section 8.01.      Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 8.02.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 8.03.      Procedures for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 8.04.      Equitable Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 8.05.      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE IX

                                                   POST CLOSING MATTERS

Section 9.01.      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 9.02.      Discharge of Business Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 9.03.      Maintenance of Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 9.04.      Payments Received  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 9.05.      Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 9.06.      UCC Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 9.07.      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 9.08.      Non-Solicitation;Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 9.09.      Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 9.10.      Dismissal of Lawsuit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 9.11.      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE X

                                                       TERMINATION

Section 10.01.     Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 10.02.     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                        ARTICLE XI

                                                    GENERAL PROVISIONS

Section 11.01.     Brokers' and Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 11.02.     Sales, Transfer and Documentary Taxes, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 11.03.     Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 11.04.     Contents of Agreement; Parties in Interest; etc  . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 11.05.     Assignment and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51


Section 11.06.     Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 11.07.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 11.08.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.09.     No Benefit to Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.10.     Headings, Gender and "Person."   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.11.     Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.12.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.13.     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.14.     Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 11.15.     Corporate Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

Exhibit A--Form of Assignment and Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B--Form of Consulting Agreement for Harry Poll  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C--Form of Employment Agreement for Ronald G. Rudy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D--Form of Subordinated Promissory Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Exhibit E--Form of Subordination Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   E-1
Exhibit F--Form of Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit G--Form of Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . G-1
Exhibit H--Form of Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   H-1
Exhibit I--Form of Opinion of Counsel for Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   I-1
Exhibit J--Form of Opinion of Counsel for Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-1


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of August 6, 1996, is entered into by and among Stuart Entertainment, Inc., a Delaware corporation ("Purchaser"), Trade Products, Inc., a Washington corporation ("Seller"), and the undersigned shareholders of Seller ("Shareholders"). Purchaser, Seller and the Shareholders are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         A. Seller is primarily engaged in the business of manufacturing break-open gaming tickets and also in the manufacture of bingo paper, promotional games and other related gaming equipment. The Shareholders own, of record and beneficially, all of Seller's issued and outstanding capital stock.

         B. Purchaser is primarily engaged in the business of manufacturing bingo paper, ink markers and related gaming equipment and supplies, and desires to purchase all of the assets, properties and business
operations of Seller, except as otherwise set forth herein.   All of such
assets, properties and business operations of Seller to be purchased by Purchaser hereunder are referred to herein as the "Business." Such assets, properties and business operations of Seller not desired to be purchased by Purchaser are referred to herein as the "Excluded Assets."

         C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   AGREEMENT


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. DEFINITIONS. (a) The following terms used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no party to this Agreement shall be deemed to be an Affiliate of any other party to this Agreement (including, without limitation, Seller) solely by reason of its ownership of common stock.

         "Assignment and Assumption Agreement" means the agreement in the form of Exhibit A hereto whereby Seller will assign certain liabilities to Purchaser in accordance with Section 2.04 herein.

         "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

         "Closing Balance Sheets" means the balance sheets of the Business at September 30, 1996 and at the Closing Date.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the Common Stock, par value $0.01 per share, of Purchaser.

         "Consulting Agreement" means the Consulting Agreement, substantially in the form of Exhibit B hereto, to be entered into between Purchaser and Harry Poll on the Closing Date.

         "Dollars" means U.S. Dollars unless otherwise specified.

         "Employment Agreement" means the employment agreement, substantially in the form of Exhibit C hereto, to be entered into between Purchaser and Ronald G. Rudy on the Closing Date.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "Environmental Liabilities" means any and all liabilities of or relating to Seller (including any entity which is, in whole or in part, a predecessor of Seller), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in the Disclosure Schedule) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

         "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Seller as currently conducted.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity required to be aggregated with Seller under Code Section 414(b), (c), (m) or (o) or ERISA Section 4001, including any trade or business (whether or not incorporated) under common control with Seller within the meaning of ERISA Section 4001 or Code Section 414(b), (c), (m) or (o).

         "GAAP" means generally accepted accounting principles applied on a consistent basis.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

         "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

         "Immediate Family Member" means, with respect to any Person, such Person's spouse, parents, children and siblings.

         "Intellectual Property Right(s)" means any trademark, service mark, trade name and patent (including any registrations or applications for registration of any of the foregoing).

         "Interim Balance Sheet" means the balance sheet of Seller as of March 31, 1996.

         "Interim Balance Sheet Date" means March 31, 1996.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect or effect which would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business, assets or results of operations of Seller.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Note" means the subordinated indebtedness of Purchaser to be evidenced by a senior subordinated note, substantially the form of Exhibit D hereto, to be executed by Purchaser in favor of Seller on the Closing Date.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means an all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

         "Subordination Agreement" means the subordination agreement, substantially in the form of Exhibit E hereto, to be entered into between Seller and Bank of America National Trust and Savings Association ("Bank of America"), or any successor, substitute or replacement to Bank of America.

         "Warrant" means the Warrant to purchase 300,000 shares of Common Stock, to be evidenced by a warrant certificate, substantially the form of Exhibit F hereto, to be issued by Purchaser to Seller on the Closing Date.

                 (b) Each of the following terms is defined on the page set forth opposite such term:

            Term                                                         Page
            ----                                                         ----
401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Adjustment Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Association . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Bank of America . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Closing Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . .  11
Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . .  37


Damage Cap  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Due Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Employee Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Existing Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
GAAP Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Goods Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Indemnitor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Indemnity Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Product Liability Claims  . . . . . . . . . . . . . . . . . . . . . . . .  10
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Purchaser Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Purchaser's Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Rehired Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Seller Indemnitees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Seller's Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Seller's Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Services Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Welfare Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                   ARTICLE II

                               PURCHASE AND SALE

         Section 2.01.  AGREEMENT TO SELL.   At the Closing hereunder (as
defined in Section 3.01 hereof) and except as otherwise specifically provided in this Section 2.01, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the Business as a going concern, (b) the name "Trade Products, Inc.," and any and all variations thereof, and all goodwill associated therewith, and (c) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, name, goodwill, assets, properties and rights are herein sometimes collectively called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except as disclosed on Seller's financial statements and except the Permitted Liens as defined in Section 4.13 hereof.

                 (a) Included Assets. The Assets shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in
         Section 2.01(b) hereof:

                            (i) all improvements and fixtures and all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto;

                           (ii) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property;

                          (iii) all cash or cash equivalents in transit, in hand or in bank accounts;

                           (iv) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

                            (v) all supplies and inventories and office and other supplies;

                           (vi) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                          (vii) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

                         (viii) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;

                           (ix)   all computer software (including
                 documentation and related object and source codes);

                            (x) all rights or causes in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                           (xi) the existing deposit of Seller, in the approximate amount of $370,000, with the Washington State Department of Labor and Industries;

                          (xii) all assets and properties reflected on the Closing Balance Sheet; and

                         (xiii) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

                 (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

                            (i)   the corporate seals, certificates of
                 incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller;

                           (ii) the rights which accrue or will accrue to Seller under this Agreement;

                          (iii) the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds other than refunds for federal, state and local sales, documentary and other transfer taxes arising out of the sale, use or transfer of the Assets in accordance herewith;

                           (iv)   the assets, properties or rights set forth on
                 Schedule 2.01(b), including the rights of Seller in and to that certain lawsuit titled Trade Products, Inc. v. Batelle Institute;

                            (v) that certain agreement between BluePath Industries and Seller and the technology relating to the transaction between BluePath Industries and Seller;

                           (vi) folding machines, as more particularly described in Schedule 2.01(b);

                          (vii) five automobiles currently owned by Seller and more particularly described in Schedule 2.01(b);

                         (viii) notes and accounts receivable from the Shareholders to Seller as reflected on Schedule 2.01(b); or

                           (ix) At the Closing, Seller shall retain from the Assets an amount of cash equal to Seller's good faith estimate of the State taxes payable by Seller for the period from January 1, 1996 through the Closing Date. Subsequently, and in no event later than ten days after their due date, Seller shall provide Purchaser with a copy of its 1996 State tax returns and a reconciliation between the actual amounts paid and the good faith estimate of such amount. In the event the actual amount paid is less than the good faith estimate, such difference shall be immediately paid by Seller to Purchaser, or in the event such actual amount is more than the good faith estimate, within 10 days of the receipt of the reconciliation and Seller's State tax returns, Purchaser shall pay such difference to Seller.

         Section 2.02. AGREEMENT TO PURCHASE. At the Closing hereunder, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller and the Shareholders contained herein, in exchange for the Purchase Price (hereinafter defined in Section 2.03 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in Section 2.04 of this Agreement. Except as specifically provided in Section 2.04 hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Business or Seller.

         Section 2.03. PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") shall consist of the following:

                 (a) Cash. Twenty-Nine Million Five Hundred Fifty-Five Thousand Dollars ($29,555,000), to be paid as follows:

                          (i) $20,455,000 shall be paid to Seller in immediately available funds by wire transfer to an account designated by Seller. The account shall be designated by Seller by notice to Purchaser not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in next day funds to the order of Seller in such amount); and

                          (ii) $9,100,000 shall be paid in immediately available funds by wire transfer to an account designated by U.S. Bank of Washington, National Association (the "Bank"). The account shall be designated by Bank by notice to

                 Purchaser not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in next day funds to the order of Bank in such amount), in payment of Seller's existing bank debt.

                 (b) Warrant. Purchaser shall issue and deliver the Warrant to purchase 300,000 shares of Common Stock with an exercise price of $7.75 per share to Seller.

                 (c) Promissory Note. Purchaser shall deliver the Note in the principal amount of $7,000,000 to Seller.

                 (d) Purchase Price Adjustment. The Purchase Price shall be increased or decreased to the extent Seller's total stockholder equity, as reflected on Seller's audited financial statements as of the Closing Date, is greater or less than Seller's total stockholder equity as reflected on Seller's audited financial statements as of September 30, 1996.

                 (e) Allocation of Purchase Price. The Purchase Price and the liabilities assumed by Purchaser in accordance with Section 2.04 hereof and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule 2.03(e) hereof. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
         Section 2.03(e).

         Section 2.04. ASSUMPTION OF LIABILITIES. (a) In addition to paying the Purchase Price, at the Closing and except as otherwise specifically provided in this Section 2.04, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

                 (i) except for existing bank debt, all liabilities and obligations of Seller in respect of the Business including, but not limited to, payroll, vacation pay, payroll taxes, sales commissions and related obligations existing as of the Interim Balance Sheet Date, but only if and to the extent the same are accrued or reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing Date;

                 (ii) all liabilities and obligations of Seller arising in the regular and ordinary course of the Business between the Interim Balance Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the Closing Balance Sheet;

                 (iii) all liabilities and obligations of Seller in respect of any workers' compensation claims whether or not the same are accrued or reserved for on the Interim Balance Sheet or on the Closing Balance Sheet;

                 (iv) all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases which are specifically identified in any Disclosure Schedule called for by
         Section 4.19 hereof or not required to be identified on any such list in accordance with the provisions of Section 4.19, except that Purchaser shall not assume or agree to pay, discharge or perform any

                            (A) liabilities or obligations of the aforesaid character existing as of the Interim Balance Sheet Date, and which under GAAP should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Balance Sheet;

                            (B) liabilities or obligations of the aforesaid character existing as of the Closing Date, and which under GAAP should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Closing Balance Sheet;

                            (C) liabilities or obligations arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this paragraph (C), including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof to the extent that the agreement, contract, commitment or lease is listed on any Disclosure Schedule called for by Section 4.19 hereof; or

                            (D)   Environmental Liabilities; and

                 (v) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income (collectively "Product Liability Claims") to the extent that such Product Liability Claims are covered by and will be paid under any existing insurance policy to be assigned by Seller to Purchaser pursuant to this Agreement;

         (b) In no event, however, shall Purchaser assume or incur any liability or obligation under this Section 2.04 or otherwise in respect of any of the following:

                 (i) except as provided in Section 11.02 herein, any federal, state or local income or other tax (a) payable with respect to the business, assets, properties or operations of Seller or Shareholder or any member of any affiliated group of which either is a member for any period prior to the Closing Date, or (b) incident to or arising as a consequence of the negotiation or consummation by Seller or Shareholder or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

                 (ii) any liability or obligation under or in connection with the Excluded Assets;

                 (iii) any liability or obligation of Seller or the Shareholders arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of brokers, finders, counsel, accountants and other experts; or

                 (iv) notes and accounts payable from Seller to the Shareholders as reflected on Schedule 2.04(b).

         Section 2.05. CLOSING FINANCIAL STATEMENTS. Not later than 30 days after the Closing Date, Seller shall prepare the balance sheet of the Business as of September 30, 1996 and as of the Closing Date, respectively, (collectively, the "Closing Balance Sheets"), in accordance with GAAP, and shall deliver the Closing Balance Sheets to Deloitte & Touche, LLP ("Purchaser's Auditors"). As soon as practicable, but in any event not later than 90 days after the Closing Date, Purchaser's Auditors shall complete an audit of such Closing Balance Sheets and issue its report thereon (the "Report") to Seller and Purchaser to the effect that either (a) such balance sheets present fairly the financial position of the Business as of September 30, 1996 and the Closing Date, respectively, in conformity with GAAP, or (b) certain adjustments are required in order for the Closing Balance Sheets to be presented in accordance with GAAP ( the "GAAP Adjustments"). In the event that Purchaser's Auditors determine that GAAP Adjustments to the Closing Balance Sheets are required, the Report shall include a statement detailing such adjustments that it believes need to be recorded by Seller. Purchaser's Auditors shall permit Coopers & Lybrand, LLP ("Seller's Auditors"), at the earliest practicable date, to review the Report, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Seller's Auditors shall commence its review of said work papers, schedules and calculations as soon as practicable after Purchaser's Auditors has completed its field work.

         Any dispute which may arise between Seller and Purchaser as to the GAAP Adjustments, if any, shall be resolved in the following manner:

                 (a) Seller, if it disputes the GAAP Adjustments, shall notify Purchaser in writing within 15 days after the issuance of the Report that Seller disputes the GAAP Adjustments; such notice shall specify in reasonable detail the nature of the dispute;

                 (b) during the 15 day period following the date of such notice, Seller and Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the GAAP Adjustments; and

                 (c) if at the end of the 15 day period specified in subsection (b) above, Seller and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to the Seattle office of Price Waterhouse LLP, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheets within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         The amount of the Purchase Price adjustment shall be determined in accordance with Section 2.03(d) hereof on the later of the 15th day after delivery of the Report pursuant hereto, or the date upon which any dispute concerning any GAAP Adjustment is resolved (the "Adjustment Date"). Any increase to the Purchase Price shall be paid by Purchaser to Seller and any decrease in the Purchase Price shall be paid by Seller to Purchaser, in immediately available funds, by wire transfer to the bank account designated by Purchaser or Seller, as the case may be, within five business days (the "Due Date") of the Adjustment Date; provided, however, that as long as the Note is outstanding, the first $1,000,000 of any amount payable by Seller to Purchaser hereunder shall first be satisfied by an offset against the outstanding principal balance of the Note; provided that if there are outstanding three Notes, one in favor of each Shareholder, each Shareholder shall have the principal balance of his Note reduced by an amount equal to his percentage ownership of the common stock of Seller at Closing multiplied by the amount of the decrease which may be offset against the Note. If Purchaser or Seller, as the case may be, fails to make any payment required under this Section 2.05 in full on the Due Date, Purchaser or Seller, as the case may be, shall pay to the other interest on the amount outstanding on the Due Date until the actual date of payment (both dates inclusive) at the rate of 5% over the U.S. Prime Rate published by the Wall Street Journal on the Due Date to be adjusted on each 6 month anniversary hereof until all payments required to be made under this
Section 2.05 shall be paid in full.

         Notwithstanding anything in this Section 2.05 to the contrary, there shall be no decrease in the Purchase Price for (i) bonuses payable to the Existing Employees, (the total amount of such bonuses not to exceed $188,000) of which the pro rata portion of such bonuses will be paid by Seller to the Existing Employees on or prior to the Closing Date, and (ii) State taxes payable by Seller shown on Schedule 4.10, 75% of which amount will be accrued on the balance sheet of the Business as of September 30, 1996.

                                  ARTICLE III

                                    CLOSING

         Section 3.01. CLOSING. The closing (the "Closing") of the sale and purchase of the Assets shall take place at the offices of Kutak Rock, 717 Seventeenth Street, Suite 2900, Denver, Colorado 80202, as soon as possible, but in no event later than five (5) business days after satisfaction of the other conditions set forth in Article VII, or on such other date and such other place as may be mutually agreed upon in writing by Purchaser and Seller.

         Section 3.02. ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                 (a)      Seller shall deliver to Purchaser the following:

                            (i)   such bills of sale with covenants of
                 warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets in accordance with this Agreement, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date; and

                           (ii)   all of the agreements, contracts,
                 commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, original copies of any and all licenses issued by a governmental entity (including transmittal letters and other correspondence to or from each governmental entities issuing such licenses) and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets;

                          (iii)   all corporate and other proceedings,
                 including but not limited to resolutions of Seller's board of directors and shareholders, authorizing or otherwise connected with the transactions contemplated hereby, which documents and instruments shall be in form and substance reasonably satisfactory to Purchaser and Kutak Rock, its counsel, and Purchaser shall receive all such counterpart originals or certified or other copies of such documents as it may reasonably request;

and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets and the Business.

                 (b)      Purchaser shall deliver to Seller the following:

                            (i)   the cash portion of the Purchase Price;

                           (ii)   the Note;

                          (iii)   the Warrant; and

                           (iv)   the Assignment and Assumption Agreement

                 (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article VII hereof.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            SELLER AND SHAREHOLDERS

         Seller and each of the Shareholders hereby represent and warrant to Purchaser that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

         All the representations and warranties contained in this Article IV, except in Sections 4.04, 4.05, 4.13, 4.16, 4.17, 4.21, 4.22, 4.24(d), 4.25,
4.26, 4.28 and 4.30, unless specifically qualified within such Sections, are "to the knowledge of Seller, after due inquiry." When used in this context the phrase "to the knowledge of Seller, after due inquiry" means the actual conscious awareness of information by either Ronald G. Rudy, Harry Poll or Harry Wirth (and, with respect to Section 4.06 only, Craig D. Eide) after one or more of the above-referenced individuals has made due inquiry of management employees of Seller who, as a result of their responsibilities with Seller, would be likely to have material information with respect to such representation or warranty.

         Section 4.01. CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, except for those jurisdictions where failure to be so qualified, individually or in the aggregate would not have a Material Adverse Effect, all of which jurisdictions are listed on the Disclosure Schedule.

         Section 4.02. CORPORATE EXISTENCE AND POWER. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller or Shareholders in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of such of Shareholders and Seller as is a party thereto, enforceable against such party in accordance with their respective terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

         Section 4.03. NO INTEREST IN OTHER ENTITIES. Except for interests in the entities described in the Disclosure Schedule (such entities are hereinafter referred to as the "Subsidiaries"), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets, other than shares of capital stock representing immaterial, non-controlling interests in publicly traded companies obtained by Seller in the ordinary course of the Business.

         Section 4.04. VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except as set forth in the Disclosure Schedule and except for (a) applicable requirements of the HSR Act, and (b) governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to the Closing Date, the execution, delivery and performance of this Agreement by each of the Shareholders and Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (i) any existing law, ordinance, or governmental rule or regulation binding upon or applicable to Seller or the Shareholders, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Shareholders, (iii) the charter documents of Seller or any securities issued by Seller, or (iv) to the Seller's knowledge, after due inquiry, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller or any Shareholder is a party, by which Seller or the Shareholders may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Shareholder thereunder.

         Except for (i) compliance with any applicable requirement of the HSR Act, and (ii) state gaming laws, to Seller's and the Shareholders' knowledge, after due inquiry, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the Shareholders except where the failure to receive such authorization, approval or consent or to make such registration or filing would not have a Material Adverse Effect.

         Section 4.05. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

         Section 4.06. FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and complete copies of (a) the balance sheets of Seller at December 31, 1994 and 1995, and the related statements of income, cash flow and changes in shareholders equity for the fiscal years then ended, certified by Seller's Auditors; and (b) the Interim Balance Sheet and related statements of income and cash flow for the periods then ended (collectively, the "Financial Statements"). Such Financial Statements, including the related notes, fairly present, in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity of Seller for the periods indicated, all of which have been prepared in accordance with GAAP throughout the periods involved; provided, however, that the Interim Balance Sheet is subject to normal year-end adjustments (which will not be material) and lacks footnotes and other presentation items. The Interim Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith.

         Section 4.07. ACCOUNTS RECEIVABLE. The accounts receivable of Seller arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within the normal course of business consistent with past practices at the full recorded amount thereof. The reserves accrued on the books of Seller for doubtful accounts with respect to accounts, notes and other receivables are in accordance with GAAP and are adequate.

         Section 4.08. INVENTORY. All inventory of Seller used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business; is valued at reasonable amounts based on the ordinary course of business of Seller during the past six months; and is not subject to any write-down or write-off. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

         Section 4.09. ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                 (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

                 (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedules or not required to be disclosed because of the term or amount involved; and

                 (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date.

         For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         Section 4.10. TAX AND OTHER RETURNS AND REPORTS. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. The accruals for Taxes contained in the Interim Balance Sheet are adequate to cover the tax liabilities of Seller with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on the

Assets or Business. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

         Section 4.11. BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

         Section 4.12. EXISTING CONDITION. Except as set forth on the Disclosure Schedules, since the Interim Balance Sheet Date, Seller with respect to the Business has not:

                 (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien, Claim or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties. For purposes of this Section 4.12(a), the payment of $473,200 to Mr. Poll on April 15, 1996 shall be considered made "in the ordinary course of business;"

                 (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;

                 (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

                 (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                 (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares. Notwithstanding anything to the contrary above, Seller may declare and pay a cash dividend to the Shareholders for the amount of the Shareholders' estimated tax payments for Seller's 1996 tax year. The dividend shall be declared and paid in such amounts and at such times as are consistent with past practices but in no event shall such dividend be greater than an amount equal to 39.6% of the Seller's estimated pre-tax income for the 1996 tax year;

                 (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Assets or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $100,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                 (g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

                 (h) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $100,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                 (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business and consistent with past practices;

                 (j) changed any of the accounting principles followed by it or the methods of applying such principles; or

                 (k) entered into any transaction other than in the ordinary course of business consistent with past practice, other than as contemplated by this Agreement.

         Section 4.13. TITLE TO PROPERTIES. Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all properties and assets reflected in the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice) free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) Liens for current real or personal property taxes not yet due and payable, (ii) Liens disclosed in the Disclosure Schedules, (iii) worker's, carrier's and materialman's liens, and (iv) Liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

         Section 4.14. CONDITION OF TANGIBLE ASSETS. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and Authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Business, except for leased items disclosed in the Disclosure Schedule and for items of immaterial value.

         Section 4.15. COMPLIANCE WITH LAW; AUTHORIZATIONS. Seller has complied in all material respects with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the Business as now or previously conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations except where the failure to have such Authorizations will not have a Material Adverse Effect. All such Authorizations are listed and described in the Disclosure Schedule. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of Seller or any affiliates of Seller, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the Business as now or previously conducted. Neither Seller nor any of the Shareholders has had any gaming license revoked, suspended or denied or has withdrawn an application with respect to a gaming license.

         Section 4.16. TRANSACTIONS WITH AFFILIATES. No shareholder, director or officer of Seller, or any member of his or her immediate family or any other of its, his or her Affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

         Section 4.17.  LITIGATION.

                 (a) No litigation, including any arbitration, public investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may have a Material Adverse Effect.

                 (b) To the best knowledge of Seller, after due inquiry, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is threatened in writing against Seller which could reasonably be expected to have a Material Adverse Effect.

                 (c) To the knowledge of Seller, after due inquiry, no officer, director or key management employee or Immediate Family Member of an officer, director or key management employee of Seller has been convicted in a criminal proceeding, is a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is to the knowledge of Seller and the Shareholders the subject of a criminal investigation.

         Section 4.18. INSURANCE. Seller has furnished to Purchaser a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Assets, Business, operations, employees, officers or directors of Seller. There is no claim by Seller or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds except where the failure to have made payment or to be in full compliance would not reasonably be expected to result in a Material Adverse Effect. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Seller. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in the Disclosure Schedule, Purchaser shall after the Closing be able to assume and to continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

         Section 4.19. CONTRACTS AND COMMITMENTS. Except as set forth in the Disclosure Schedule, Seller is not a party to any written or oral:

                 (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business involving in any one case $100,000 or more;

                 (b) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $100,000 or more;

                 (c) agreement, contract or commitment to sell or supply products ("Goods Contracts") or to perform services ("Services Contracts") in connection with the Business involving in any one case $100,000 or more;

                 (d) agreement, contract or commitment relating to the Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding in any one case $100,000 or more;

                 (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business involving in any one case $100,000 or more;

                 (f) lease under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

                 (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

                 (h) agreement, contract or commitment for any charitable or political contribution in excess of $10,000 relating to the Business;

                 (i) commitment or agreement for any capital expenditure or leasehold improvement in excess of $100,000 relating to the Business;

                 (j) agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment; or

                 (k) material agreement, contract or commitment relating to the Business not made in the ordinary course of business, or any other material long term commitments or arrangements that require the commitment of a material portion of Seller's resources.

         Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the Disclosure Schedule in response to this Section, or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; Seller is, and all other parties thereto are, in compliance with the provisions thereof; Seller is not, and no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply. No material written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         Section 4.20. ADDITIONAL INFORMATION. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                 (a) all inventory, equipment, furniture and fixtures of Seller included in the Assets as of the Interim Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of Interim Balance Sheet Date and, with respect to the leased property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (b) all real property and interests in real property owned, leased or otherwise held by Seller in the conduct of the Business or upon which the Assets are located as of the Interim Balance Sheet Date, specifying which are owned and which are leased and, (i) with respect to the owned property, specifying its cost or original value and the net book value as of the Interim Balance Sheet Date and reconciling the aggregate value of the assets in such category to the amount of such category on the Interim Balance Sheet, and (ii) with respect to the leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (c) the name and address of every bank and other financial institution in which Seller or its affiliates maintain an account (whether checking, savings or otherwise), lock box or safe deposit box for the Business, and the account numbers and names of persons having signing authority or other access thereto;

                 (d) the names and titles of and current annual base salary or hourly rates for all employees of Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

                 (e) all names under which Seller has conducted the Business during the last five years.

         Section 4.21. LABOR MATTERS. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Business and has not received notice of and does not have knowledge of any threatened strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Business. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress, or to the knowledge of Seller, threatened with respect to any of the employees of Seller.

         Section 4.22.  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

                 (a) The Disclosure Schedule contains a complete list of all employee benefit plans ("Plan"), whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, currently sponsored or maintained by Seller or sponsored or maintained within the last 5 years. For the purposes hereof, the term "Plan" refers to all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Each Plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Plan in the Disclosure Schedule.

                 (b)      With respect to each Plan, to the extent applicable:

                            (i) Each Plan has been maintained and operated in compliance in all material respects with its terms and with applicable provisions of ERISA, the Code, all regulations, rulings and other authority issued thereunder, and all other applicable governmental laws and regulations, including, without limitation, all tax rules for which favorable tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants or beneficiaries of each Plan.

                           (ii) All contributions required by law or any applicable collective bargaining agreement to have been made under any Plan (without regard to any waivers granted under Code Section 412) to any fund, trust, or account established thereunder have been made by the applicable due date, or the deadline for making such contributions has not yet passed.

                          (iii)   Each Plan intended to qualify under Code
                 Section 401(a) has received a favorable unrevoked determination letter issued by the IRS as to its qualified status under the Code, which determination letter may still be relied upon as to such tax-qualified status, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan.

                           (iv) No Plan is or at any time has been subject to Title IV of ERISA; no condition exists that causes or could cause Seller to have liability under Title IV of ERISA; and no condition exists with respect to any Plan that could result in liability under ERISA Section 4069 or 4212(c) to Seller or, by virtue of the transactions contemplated hereby, to Purchaser. Each Plan may be amended and terminated (or has been terminated) to the extent provided by and in accordance with its terms.

                            (v) No Plan subject to Part 3 of Subtitle B of Title I of ERISA or Code Section 412 has incurred any "accumulated funding deficiency" (as defined therein), whether or not waived; and all accrued contributions, premiums and other payments that would be (without regard to the transactions contemplated hereby), but are not yet, due from Seller to (or under) any Plan listed on Schedule 4.22(a) have been adequately and properly reserved for, as disclosed on
                 Schedule 4.22(a).

                           (vi) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the best knowledge of Seller, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Plan, nor, to the best knowledge of Seller, any arbitration, proceeding or investigation.

                          (vii) Seller and each "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Code Section 4985) with respect to any Plan has not engaged in a "prohibited transaction" within the meaning of Code Section 4975 or ERISA Section 406.

                         (viii) None of the Plans that are "employee welfare benefit plans" as defined in ERISA Section 3(1) ("Welfare Benefit Plans") provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure on Schedule 4.22(a) shall set forth: (i) the number of individuals currently receiving such continuing benefits of coverage; (ii) the limit on Seller's liability with respect to such coverage;
                 (iii) the terms and conditions of such coverage; and (iv) the maximum number of current employees or independent contractors of Seller who could become eligible for such continuing benefits or coverage.

                           (ix) None of the Welfare Benefit Plans have violated Code Section 4980B or ERISA Sections 601-609 or Social Security Act Section 1862(b)(1) with respect to any Plan that could result in any material liability.

                            (x) None of the Plans that are Welfare Benefit Plans are "multiple employer welfare arrangements" within the meaning of ERISA Section 3(40).

                           (xi) With respect to the Plans that are Welfare Benefit Plans and that are self-insured, (i) no claims have been made pursuant to any such Plan that have not yet been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such Plan where the liability to Seller could in the aggregate with respect to each such individual exceed $25,000 per year (such disclosure to include the amount thereof); and (ii) no amounts are required in connection with any such Plan to be included in income under Code Section 105(h) (under official regulations thereof to date).

                          (xii) Seller does not maintain and does not have any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

                         (xiii) Neither Seller nor any ERISA Affiliate has, nor at any time has had, any obligation to contribute to any "multi-employer plan" as defined in ERISA Section 3(37) and neither Seller nor any ERISA Affiliate has at any time withdrawn in any complete or partial withdrawal from any "multi-employer Plan" as defined in ERISA Section 3(37).

                          (xiv) With respect to each Plan (other than insurance contracts and employment contracts which (x) by their terms have expired and (y) otherwise are no longer in effect) true, correct, and complete copies of the applicable following documents have been delivered to Purchaser; (i) all current Plan documents and related trust documents, and any amendment thereto; (ii) Forms 5500, financial statements, and actuarial reports (if any) for the last three Plan years;
                 (iii) the most recently issued IRS determination letter; (iv) summary, plan descriptions; and (v) all written material communications to employees relating to the Plans.

                           (xv) No event has occurred and no condition exists, with respect to any Plan, that has subjected Seller or could subject Purchaser (by virtue of the transactions contemplated hereby), or any Plan that will be maintained by Purchaser upon the Closing Date or any other Plan intended to be qualified under Section 401(a) of the Code to any tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Plan that will be maintained by Purchaser upon the Closing Date), which are material in the aggregate.

                          (xvi) Neither Seller nor its ERISA Affiliate maintains any Plan which provides severance benefits to current or former employees of or other service providers to Seller or its ERISA Affiliate.

         Section 4.23.  INTELLECTUAL PROPERTY.

                 (a) The Disclosure Schedule contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by Seller which are material to Seller taken as a whole, specifying as to each, as applicable: (i) the nature of such Intellectual Property Rights; (ii) the owner of such Intellectual Property Rights; and (iii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use such Intellectual Property Rights, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Intellectual Property Rights are owned by, or validly licensed to, Seller as indicated in the Disclosure Schedule. Seller
         (i) has the exclusive right to use such Intellectual Property Rights;
         (ii) has not conveyed, assigned or encumbered any Intellectual Property Rights so as to interfere in any way with the operation of the Business, and (iii) all registrations and filings necessary to preserve the rights of Seller in the Intellectual Property Rights have been made and are in good standing.

                 (b) Since the Interim Balance Sheet Date Seller has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any Intellectual Property Rights, and Seller has no knowledge of any other such infringement by Seller, and Seller has no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

         Section 4.24.  ENVIRONMENTAL MATTERS.

                 (a) Except as set forth in the Disclosure Schedule, Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                 (b) Except as set forth in the Disclosure Schedule, Seller is in full compliance in the conduct of the Business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (c) Except as set forth in the Disclosure Schedule, Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                 (d) Except as set forth in the Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, public investigation, or proceeding pending or threatened against Seller in connection with the conduct of the Business relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                 (e) There are no Environmental Permits that are nontransferable or require consent to own and operate the Business and the Assets.

         Section 4.25.  REAL PROPERTY.

                 (a) Seller has good title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, except for property and assets sold since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices.
         Seller has valid and insurable fee simple title to, or in the case of leased real property have valid leasehold interests in, all real property reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, except for any such real property sold since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets (whether real or personal) is subject to any Liens, except:

                          (i)     Liens disclosed on the Interim Balance Sheet;

                          (ii)    Liens for taxes not yet due or being
                 contested in good faith (and for which adequate accruals or reserves have been established on the Interim Balance Sheet); or

                          (iii) Liens of record which do not materially detract from the value or materially interfere with any present use of such property or assets.

                 (b) To the knowledge of Seller, there are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of Seller threatened, which might materially detract from the value of such property or assets, or materially interfere with any present use of any such property or assets.

                 (c) The plant and equipment owned by Seller has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and, to the knowledge of Seller, are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

                 (d) To the knowledge of Seller, all real property currently has access to (i) public roads or valid easements for such ingress to and egress from all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Businesses as heretofore conducted by Seller. To the knowledge of Seller, none of the structures on any such owned or leased real property encroaches upon real property of another person, and no structure of any other person substantially encroaches upon any of such owned or leased real property.

         Section 4.26. ASSETS. Except for the Excluded Assets, the property and assets owned or leased by Seller, or which it otherwise has the right to use, constitute all of the material property and assets held for use or used in connection with the Businesses, are generally adequate to conduct the Business as currently conducted by Seller. The Assets include all rights and property necessary to the conduct of the Business by Purchaser in the manner it is presently conducted by Seller and no Excluded Asset hereunder constitutes property or rights material to the Business.

         Section 4.27. RESTRICTIONS. Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which Materially Adversely Affects or materially restricts the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Business as presently conducted.

         Section 4.28. COMPLETENESS OF DISCLOSURE. Subject to any applicable qualifications contained in any certificate, schedule, statement, document or instrument, no representation or warranty by Seller or the Shareholders in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         Section 4.29. IDENTIFICATION OF FIDUCIARIES. The Disclosure Schedule sets forth the names and titles of all current directors and officers of Seller and of each current trustee, and plan administrator of, and person with investment or other administrative control over each Plan disclosed in the Disclosure Schedule relating to Section 4.22, and (B) the names of each trustee and administrator of, and person with investment or other administrative control over each Plan which is a plan intended to be qualified under Section 401(a) of the Code, who is currently acting in such capacity or who has acted in such capacity within the five-year period ending on the Closing Date.

         Section 4.30.  PURCHASE FOR INVESTMENT.

                 (a) Seller and the Shareholders have received such information relating to the business and affairs of Purchaser which Seller and the Shareholders have requested, and all additional information which Seller and the Shareholders have considered necessary to verify the accuracy of the information so received. Seller and the Shareholders have had the opportunity to ask questions of and receive answers from Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, Seller and the Shareholders are familiar with the operations, business plans and financial condition of Purchaser.

                 (b) Seller and the Shareholders understand that Purchaser proposes to issue and deliver the Warrant and the Note to Seller and the Shareholders pursuant to this Agreement without compliance with the registration requirements of the 1933 Act; that for such purpose Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. Seller and the Shareholders are "accredited investors" as such term is defined in Rule 501 under the 1933 Act.

                 (c) Seller and the Shareholders understand that, under existing rules of the Securities and Exchange Commission (the "SEC"), Seller and the Shareholders may be unable to sell the Warrant or the Common Stock issuable thereunder or the Note except to the extent that the Warrant, the Common Stock or the Note may be sold (1) pursuant to an effective registration statement covering such securities pursuant to the 1933 Act or (2) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (3) subject to the restrictions contained in Rule 144 under the 1933 Act.

                 (d) Seller and the Shareholders have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Warrant and is capable of bearing the economic risks of such investment.

                 (e) Seller and the Shareholders are purchasing the Warrant and the Note for investment for their own accounts and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the 1933 Act.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser hereby represents and warrants to Seller and the Shareholders that:

         Section 5.01. CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 5.02. CORPORATE POWER AND AUTHORIZATION. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

         Section 5.03.  VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC.  Except for
(a) applicable requirements of the HSR Act, and (b) governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to the Closing Date, the execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to: (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject; (b) any judgment, order, writ injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser; (c) the charter documents or Bylaws of, or any securities issued by, Purchaser; or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound.

         Except for (i) compliance with any applicable requirement of the HSR Act, and (ii) state gaming laws, to Purchaser's best knowledge, after due inquiry, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser except where the failure to receive such authorization, approval or consent or to make such registration or filing would not have a Material Adverse Effect.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         Section 6.01.  COVENANTS OF THE PARTIES.

                 (a) Best Efforts. Subject to the terms and conditions of this Agreement each of the parties will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                 (b) Certain Filings. Each of the parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                 (c) Access; Cooperation. Through the Closing, Seller shall make available for inspection by Purchaser or the agents or representatives of Purchaser, during normal business hours and upon reasonable notice (i) all premises utilized by Seller in the conduct of Business, (ii) all books of account, contracts and other documents relating to or constituting a part of the Assets, (iii) the key management personnel of Seller, (iv) financial and operating data relating to the Assets, and (v) such further information with respect to the Assets, as Purchaser, from time to time, shall reasonably request, provided that such access shall not unduly interfere with the normal business operations of Seller.

                 (d) Notice of Certain Events. If prior to Closing, either Purchaser, on the one hand, or Seller or Shareholders, on the other hand, shall acquire knowledge of any fact, law or circumstance which would be required to be disclosed by such party to avoid a breach of its representations and warranties contained in this Agreement, then such party shall immediately disclose such fact, law or circumstance to the other party.

                 (e) Exclusivity. Seller will not directly or through agents, representatives or other affiliated parties (and Shareholders will not cause or permit any of Seller to), after the date hereof and prior to closing or termination of this Agreement, whichever is earlier, (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination involving Seller, Shareholders or the Assets or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

                 (f) Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 6.02.  COVENANTS OF SELLER.

                 (a) Conduct of Business Until Closing Date. From the date of this Agreement and until the Closing Date except with the prior written consent of Purchaser, Seller shall conduct the Business in the ordinary course and consistent with past practices and use its best efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, Seller shall:

                            (i)   refrain from changing, in any material
                 respect, any of its business policies relating to the Business;

                           (ii) maintain and keep the Assets in good repair, working order and condition consistent with past practices (except for obsolescence, ordinary wear and tear and damage due to casualty);

                          (iii) perform all of its obligations under all contracts, leases and any and all other agreements relating to or affecting the Assets except where the failure to so perform would not have a Material Adverse Effect;

                           (iv) not cause nor permit to occur any of the events or occurrences described in Section 4.12 hereof.

                            (v) notify Purchaser of any changes in the terms of the insurance policies and binders.

                           (vi) use its best efforts to maintain in full force and effect all franchises currently in effect used in the conduct of the business of the Business.

                          (vii) comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets.

                         (viii) Seller shall make any and all contributions, premium payments, claim payments or other such payments that are (a) required by the terms of a Plan, or (b) required to maintain a Plan in its form as of the date of this Agreement.

                           (ix)   refrain from

                                  (A)      taking any action with respect to
                          the grant of any severance or termination pay to any employees (except as consistent with current practice or as currently provided with existing arrangements) or with respect to any increase of benefits payable under any severance or termination pay policies or agreements in effect on the date hereof and applicable to employees;

                                  (B)      entering into, adopting, modifying
                          or amending, in any material respect, any written employment, collective bargaining, severance, consulting, bonus, incentive compensation, deferred compensation, profit sharing, employee benefit, welfare benefit or other agreement, plan or arrangement providing for compensation or benefits to employees or independent contractors;

                                  (C)      increasing in any material respect
                          the compensation or fringe benefits of any employee or independent contractors or paying any benefit or compensation not required by any existing agreement, plan or arrangement; except, in the case of each of the foregoing, reasonable actions consistent with past practices or in accordance with any existing agreement, plan or arrangement;

                                  (D)      taking any action that could be
                          reasonably anticipated to have a Material Adverse Effect or that could cause any representation or warranty set forth in Article IV hereof to be untrue or any condition to Closing not to be satisfied;

                                  (E)      accelerate billings, shipments to
                          customers, payments from customers, orders from suppliers or payment of accounts payable or adjust the level of inventory, except in the ordinary course of business; or

                                  (F)      except with the prior written
                          consent of Purchaser, which consent shall not be unreasonably withheld, entering into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge, payment or deficiency.

                                  (G)      shall not directly or indirectly,
                          sell or encumber all or any of the Assets, other than in the ordinary course of business consistent with past practice, or initiate or participate in any discussions or negotiations or enter or any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or the Assets to any third party other than in the ordinary course of business.

                                  (H)      except as specifically contemplated
                          by this Agreement or as otherwise consented to in writing by Purchaser, Seller shall not adopt, enter into, amend in any respect, or terminate, any Plan or any other employee benefit plan, program or arrangement of general applicability, except as required by law.

                 (b) As directed by Purchaser, Seller shall take all actions necessary either (i) to assist Purchaser with the transfer of plan sponsorship with respect to the defined contribution plan currently maintained by Seller (the "401(k) Plan") or (ii) terminate the 401(k) Plan and assist Purchaser in accomplishing (1) a trust-to-trust transfer of assets from the 401(k) Plan, or (2) a direct rollover of participant accounts from the 401(k) Plan for those former employees of Seller hired by Purchaser.

                 (c) If directed by Purchaser, Seller shall take all actions necessary to assist Purchaser with the transfer of Seller's group health plan to Purchaser in accordance with Section 6.03(c).

                 (d) Seller shall deliver to Purchaser its interim financial statements for its fiscal quarters ended June 30 and September 30, 1996 as soon as available and in no event later than 30 days after the end of each respective fiscal quarter.

                 (e) Seller shall promptly disclose to Purchaser any information contained in its representations and warranties or the Disclosure Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend, or supplement the representations and warranties of Seller or the Disclosure Schedules hereto for the purposes of Article IV hereof, unless Purchaser shall have consented thereto in writing.

                 (f) Seller shall use its best efforts to conduct the Business in such a manner that upon the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, except as specifically contemplated by this Agreement, as though such representations and warranties were made on and as of such date.

         Furthermore, Seller and Shareholders shall cooperate with Purchaser and use their best efforts to cause all of the conditions to the obligations of Purchaser, Seller and Shareholders under this Agreement to be satisfied on or prior to the Closing Date.

                 (g) Seller and Shareholders agree to affirmatively cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations of or pertaining to the Business or Purchaser's business and operations or to satisfy any regulatory requirements involving the Business or to Purchaser's business and operations.

         Section 6.03.  COVENANTS OF PURCHASER.

                 (a) At the election of Purchaser and in Purchaser's sole determination, Purchaser shall, as soon as practicable after the Closing Date, take all actions necessary either (i) to accept a transfer of plan sponsorship with respect to the 401(k) Plan or (ii) to assist Seller in the termination of the 401(k) Plan and accept (1) a trust-to-trust transfer of assets from the 401(k) Plan into Purchaser's defined contribution plan, or (2) a direct rollover of participant accounts from the 401(k) Plan for those former employees of Seller hired by Purchaser.

                 (b) As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons employed in the Business as of the Closing Date (the "Employees") on generally the same terms and conditions and with the same benefits as similarly situated employees of Purchaser are eligible for or entitled to. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Employees. Purchaser shall cause all of Seller's former employees who are rehired by Purchaser as of the Closing Date (the "Rehired Employees") to be eligible to participate in the "employee welfare benefit plans" and "employee pension benefit plans" (within the meaning of ERISA Sections 3(1) and 3(2), respectively) of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate; provided that nothing herein shall prevent Purchaser from terminating the employment of any Rehired Employee at any time or modifying or terminating any such plan at any time or from time to time.

                 (c) Although Seller may be responsible for providing continuation coverage and notice under ERISA Section Section 601-609 ("COBRA") for Seller's employees that appear on the certified list described below, the parties agree that Purchaser shall assume all such responsibility. In addition, not only shall Purchaser be responsible for providing COBRA continuation coverage for Seller's employees who are terminated, who fail to accept employment with Purchaser, who are subject to a reduction in hours or who are otherwise subject to a "qualifying event," but also for Seller's employees who are covered by COBRA continuation coverage as of Closing. At the election of the Purchaser and in Purchaser's sole determination, Purchaser shall take all actions necessary to either (i) provide COBRA coverage to such individuals under Purchaser's health plan, (ii) have Seller's group health plan transferred to Purchaser, or (iii) provide COBRA coverage to such individuals through the issuance of individual health insurance policies. Any coverage provided by Purchaser under subparagraphs (i),
         (ii) or (iii) above shall comply with the COBRA continuation requirements. Seller shall provide to Purchaser a list certified by Seller and its Chief Financial Officer of the names and addresses of
         (i) all individuals who are being provided COBRA coverage as of the Closing Date, along with the start and end dates for such coverages,
         (ii) all individuals who have been terminated within a 30 day period prior to Closing and whether or not such individuals have been provided proper notice under COBRA and (iii) all individuals who are employed at Closing. On or prior to Closing, Seller shall provide Purchaser with all employees benefit records for all employees and individuals who are either receiving COBRA continuation benefits or are eligible to receive COBRA continuation benefits.

                 (d) Purchaser shall employ or offer employment to the following employees (the "Existing Employees") of Seller: Mmes. Debra Shore-Dundas, Lori McLaughlin and Myrna Johnson and Mr. Craig D. Eide as follows: (i) at their respective total 1995 W-2 compensation level, in their current capacities for jobs in their current location of employment; (ii) shall be eligible to participate and to receive grants of stock options in accordance with the terms and conditions of Purchaser's performance stock option plan; (iii) employed as "at will" employees; and (iv) will receive severance pay equal to the total W-2 compensation for the proceeding twelve (12) calendar months if they are terminated, other than "for cause" (as defined in the Employment Agreement), within a period of two (2) years following the Closing Date.

                 (e) Unless and until the Closing has been consummated, Purchaser will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence and not use any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Business (collectively, the "Confidential Information") using the same standard of care to protect the Confidential Information as is used to protect Purchaser's confidential information; provided, however, that Purchaser may use and include Confidential Information in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1993 Act and the 1934 Act and in a prospectus prepared in connection with an underwritten public offering. Notwithstanding anything herein to the contrary, the term "Confidential Information" and the obligations of non-disclosure, confidentiality and non-use relating thereto shall not include any information or data which: (i) is or becomes known to the general public through no action or fault of Purchaser; (ii) was already known to Purchaser prior to the date of disclosure hereunder, as evidenced by the written records of Purchaser provided that disclosure of such written record shall be in compliance with any obligations of confidentiality to a third party; (iii) is or becomes known to Purchaser from a third party not having a confidential relationship with Seller with respect hereto; or (iv) is developed by employees, agents or consultants of Purchaser independently of and without reference to any Confidential Information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall either (i) return or cause to be returned to Seller, or (ii) destroy all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such Confidential Information. The confidentiality obligations of Purchaser in this Section 6.03(e) are subject to the disclosure obligations of Purchaser under federal and state securities laws and requirements of any exchange on which the Purchaser's securities are or may be listed.

                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING

         Section 7.01. RECIPROCAL CONDITIONS PRECEDENT. The obligations of each of the Parties to consummate the Closing are subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part) by each, of each of the following conditions on or prior to the Closing Date:

                 (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                 (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) make the consummation of the transactions contemplated hereby illegal; or (ii) prohibit the consummation of the Closing.

                 (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the transactions contemplated hereby or the consummation of the Closing shall have been taken, made or obtained.

                 (d) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

                 (e) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the transaction contemplated hereby, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act that, in the reasonable judgment of Purchaser or Seller could, directly or indirectly, result in any of the consequences referred to above.

                 (f) Messrs. Ronald G. Rudy and Harry Poll shall have executed and delivered the Employment Agreement and the Consulting Agreement, respectively.

                 (g) Seller and Bank of America, or any successor, substitute or replacement to Bank of America, shall have executed and delivered the Subordination Agreement.

                 (h) Purchaser and Partnership Leasing LLC shall have entered into a 10-year lease, substantially in the form of Exhibit G hereto, to lease Seller's current facilities at Lynnwood, Washington.

         Section 7.02. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the Closing is subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part), of each of the following conditions on or prior to the Closing Date:

                 (a) Seller and the Shareholders shall have performed in all material respects all of its or their obligations hereunder required to be performed by it or them on or prior to the Closing Date.

                 (b) The representations and warranties of Seller and the Shareholders contained in this Agreement and in any certificate or other writing delivered by Seller or the Shareholders pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 (c) Purchaser shall have obtained financing for the transactions contemplated by this Agreement, on terms and conditions acceptable to Purchaser, and shall have obtained all gaming approvals or consents, as the case may be, from all state and provincial gaming licensing agencies required for Purchaser to own and operate the Business as previously operated or conducted.

                 (d) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, seeking to restrain or prohibit the ownership or operation by Purchaser or any of its Affiliates of all or any material portion of the Business or the Assets or to compel Purchaser to dispose of all or any material portion of the Business or the Assets or the business or assets of Purchaser or any of their Affiliates.

                 (e) Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.04, in each case in form and substance reasonably satisfactory to Purchaser, and no such consent, authorization or approval shall have been revoked.

                 (f) Purchaser shall have received a copy of resolutions duly adopted by the Board of Directors of Seller and the Shareholders authorizing and approving the sale of the Assets and performance by Seller of its obligations hereunder and the other documents and instruments to be executed in connection herewith, certified as true and correct on the Closing Date by Seller's secretary or assistant secretary.

                 (g) Purchaser shall have received a certificate from the Chief Executive Officer and Chief Financial Officer of Seller and from each of the Shareholders dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.02(a) and 7.02(b) hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by Section 7.02(e) hereof. Purchaser hereby acknowledges that the execution of such certificate shall not create any additional liability for the signatories thereon in addition to that which arises under the terms of this Agreement.

                 (h) Whalen & Firestone, LLP, counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit I hereto.

                 (i) There shall not be a material adverse change in the business, operations, assets, properties or condition, financial or otherwise, of the Business, whether or not arising in the ordinary course of business, since the Interim Balance Sheet Date.

                 (j) During the period from April 18, 1996 to the Closing Date, Seller shall not have entered into any agreement which provides for the payment of more than $100,000, except for purchases of raw materials or equipment in the normal course of business, or terminated any agreement that provides benefit to Seller without the prior consent of Purchaser.

                 (k) Seller shall deliver to Purchaser such documents as are required to dismiss with prejudice that certain lawsuit titled Trade Products, Inc. v. Stuart Entertainment, Inc. pending in the U.S. Court of Appeals for the Ninth Circuit (Docket No. 95-35757).

         Section 7.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part), of each of the following conditions on or prior to the Closing Date:

                 (a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

                 (b) The representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 (c) Purchaser shall have received all consents, authorizations or approvals from governmental agencies referred to in
         Section 5.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

                 (d) Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.03(a) and 7.03(b) hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required by Section 7.03(c) hereof. Seller hereby acknowledges that the execution of such certificate shall not create any additional liability for the signatories thereon in addition to that which arises under the terms of this Agreement.

                 (e) Kutak Rock, counsel for Purchaser, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit J hereto.

                                  ARTICLE VIII

                                INDEMNIFICATION

         Section 8.01. SURVIVAL. The covenants, agreements, representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months after the Closing; provided that
(a) the representations and warranties contained in Section 4.24 shall survive for a period of five years after the Closing; and (b) the representations and warranties contained in Section 4.10 shall survive for a period of three years after the Closing. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         Section 8.02.  INDEMNIFICATION.

                 (a) Seller and the Shareholders hereby indemnify Purchaser and their respective Affiliates, partners, officers, directors, employees and agents (the "Purchaser Indemnities") against and agree to hold them harmless from any and all damage, loss, liability, claim, assessment, audit, fine, judgment, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser Indemnities arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or the Shareholders pursuant to this Agreement; (ii) any and all liabilities and obligations of Seller of any nature whatsoever, except for the obligations and liabilities of Seller which are specifically assumed by Purchaser pursuant to this Agreement, provided that the provisions of this Section 8.02(a)(ii) shall be in full force and effect for a period of 18 months after the Closing, except that liabilities and obligations relating to environmental and tax matters shall be in full force and effect for a period of five years and three years, respectively, from the date of the Closing.

                 Seller and Shareholders shall not be liable under this Section
         8.02 unless the aggregate amount of Damages with respect to all matters referred to in this Section 8.02 (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $250,000 and then only to the extent of such excess up to total of Two Million Dollars ($2,000,000) in Damages (the "Damage Cap"). Notwithstanding the above the Damage Cap will not apply in the event that Purchaser incurs or suffers Damages as a result of the fraudulent acts of Seller or Shareholders.

                 (b) Purchaser hereby indemnifies Seller and the Shareholders and their respective Affiliates, partners, officers, directors, employees and agents (the "Seller Indemnities") against and agrees to hold them harmless from any and all Damages incurred or suffered by Seller Indemnities arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; (ii) any and all Damages incurred or suffered by Seller and the Shareholders from liabilities and obligations of Seller which have been specifically assumed by Purchaser; and (iii) from Claims arising from the ownership and operation of the Business after the Closing Date.

         Section 8.03.  PROCEDURES FOR INDEMNIFICATION.

                 (a) The party seeking indemnification hereunder (the "Indemnitee") shall notify (the "Indemnity Notice") the party against whom indemnity is sought (the "Indemnitor") promptly; in the case of third-party claims, such notice shall in any event be given within 20 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify the Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor shall assume the defense of the claim, the Indemnitor shall have the right and obligation (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other required steps or proceedings to settle or defend any such claims, and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If defendants in any action include the Indemnitee and the Indemnitor, and the Indemnitee shall have been advised by its counsel that there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor the Indemnitee shall have the right to employ its own counsel in such action, and, in such event, the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that any such settlement shall be subject to the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. Within 10 days after final determination with respect to a third party claim, the Indemnitor shall pay to the Indemnitee the amount of Damages incurred by Indemnitee in respect of which indemnity may be sought pursuant to this Section 8.03 In the case of a non-third party claim, payment of Damages incurred by the Indemnitee shall be made by the Indemnitor within 10 days after receipt of the Indemnity Notice by Indemnitor.

                 (b) As long as the Note is outstanding all payments for Damages shall first be satisfied by an offset against the outstanding principal balance of the Note; provided that if there are outstanding three Notes, one in favor of each Shareholder, each Shareholder shall have the principal balance of his Note reduced by an amount equal to his percentage ownership of the common stock of Seller at Closing multiplied by the total amount of Damages being sought.

                 (c) A final determination of a disputed claim as to Damages shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written agreement as to the termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
         (iv) a written acknowledgement of the Indemnitor that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

         Section 8.04. EQUITABLE RELIEF. In the event of a breach or threatened breach by Seller or Mr. Wirth of Section 9.08 hereof regarding noncompetition and nonsolicitation, Seller and Mr. Wirth hereby consent and agree that Purchaser shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Seller or Mr. Wirth under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting or limiting Purchaser from pursuing any other remedies at law or in equity which it may have.

         Section 8.05.  ARBITRATION.

                 (a) All disputes under this Article VIII shall be settled by arbitration in Seattle, Washington, before a single arbitrator pursuant to the rules of the American Arbitration Association (the "Association"). Arbitration may be commenced at any time by any party hereto by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.05. The arbitrator shall be selected by the joint agreement of Seller and Purchaser, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                 (b) To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 8.05 shall prevent the parties from settling any dispute by mutual agreement at any time.

                                   ARTICLE IX

                              POST CLOSING MATTERS

         Section 9.01. EMPLOYEE BENEFITS. Seller shall pay directly to each employee of the Business that portion of all benefits under any Plan which has been accrued or reserved for on Seller's financial statements on behalf of that employee (or is attributable to expenses properly incurred that employee) as of the Closing Date, and Purchaser shall assume no liability therefore. No portion of the assets of any plan, fund, program or arrangement, written or unwritten heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date unless specifically agreed to by Purchaser pursuant to this Agreement. The amounts payable of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefore shall be paid by Seller within 30 days after the Closing to the extent that such payment is not inconsistent with terms of such fund, program, arrangement or plan.

         Section 9.02. DISCHARGE OF BUSINESS OBLIGATIONS. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

         Section 9.03. MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Assets prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Assets prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through source other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         Section 9.04. PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder.

         Section 9.05. USE OF NAME. On the Closing Date, Seller and Shareholders shall file all such documents as may be required to change Seller's name on that date to another name bearing no similarity to including but not limited to a name change amendment with the Secretary of State of Washington and an appropriate name change notice for each state where Seller is qualified to do business and shall present evidence of such filing to Purchaser on such date.

         Section 9.06. UCC MATTERS. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

         Section 9.07. FINANCIAL STATEMENTS. Seller, at Purchaser's expense, shall provide Purchaser, within 30 days after Purchaser's written request therefor, with such financial statements relating to the Business or the Assets as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the 1933 Act, and the 1934 Act in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act, including without limitation unqualified opinions thereon of independent public accountants and consents thereof as required by the 1933 Act or the 1934 Act or the rules and regulations thereunder. Purchaser agrees to indemnify and hold harmless Seller against any losses, claims, damages, liabilities or expenses, to which Seller may become subject which arise out of the use or inclusion of the financial statements of Seller in any registration statement or periodic report filed by Purchaser pursuant to the 1933 Act or the 1934 Act, other than any losses, claims, damages, liabilities or expenses arising out of or related to any inaccuracy or misrepresentation contained in the financial statements provided by Seller to Purchaser hereunder, and will reimburse Seller for any legal and other expenses in connection with investigation setting, compromising or paying any such loss, claim, damage, liability, expense or action.

         Section 9.08. NON-SOLICITATION;NONCOMPETITION. Seller and Mr. Wirth acknowledge and recognize at all times for a period of five years subsequent to the Closing Date as follows:

                 (a) That neither Seller nor Mr. Wirth will directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, organization, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in a business the same as or similar to the business of Purchaser except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are registered under the 1934 Act; provided, however, that the restrictions in this subparagraph shall not apply with respect to either Seller's or Mr. Wirth's ownership of an interest in a company that is engaged in the business of real estate development or the building and development of mini-storage units or bicycle-related products.

                 (b) That neither Seller nor Mr. Wirth will directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which either Seller or Mr. Wirth are prohibited from engaging by this Section 9.08 or to terminate his employment with Purchaser or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by Purchaser or any of its affiliates unless such person shall have been terminated without cause or ceased to be employed by any such entity for a period of at least 12 months.

                 (c) That neither Seller nor Mr. Wirth will use or permit its or their name to be used in connection with any business or enterprise engaged in the business the same as or similar to Purchaser or its Affiliates or any other business engaged in by Purchaser or any of its Affiliates.

                 (d) That neither Seller nor Mr. Wirth will make any public statement, make any unprovoked statements to regulatory agencies, nor take any such actions where the primary purpose of such public statement, unprovoked statement or action is intended to (i) impair the goodwill or the business reputation of Purchaser or any of its Affiliates or (ii) benefit a competitor of Purchaser or to be otherwise detrimental to the material interests of Purchaser.

                 (e) That neither Seller nor Mr. Wirth will (i) disclose any customer lists or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; (ii) assist in obtaining any of Purchaser's customers for any other similar business; (iii) encourage any customer to terminate, change or modify its relationship with Purchaser; or (iv) solicit or divert or attempt to solicit or divert Purchaser's customers.

                 (f) Purchaser shall have the right, subject to applicable law, to inform any other third party that Purchaser reasonably believes to be, or to be contemplating participating with Seller or Mr. Wirth or receiving from Seller or Mr. Wirth in violation of this Agreement and of the rights of Purchaser hereunder, and that participation by any such third party with Seller or Mr. Wirth in activities in violation of this Section 9.08 may give rise to claims by Purchaser against such third party.

         The primary purpose of this Section 9.08 is Purchaser's legitimate interest in protecting its economic welfare and business goodwill. Purchaser, Seller and Mr. Wirth further agree that this covenant shall in no way be construed as a mere limitation on competition nor shall it be construed as a restraint on Seller's or Mr. Wirth's right to engage in a common calling.

         It is expressly understood and agreed that although Purchaser, Seller and Mr. Wirth consider the restrictions contained in this Section 9.08 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9.08 is an unenforceable restriction against Seller or Mr. Wirth, the provisions of this Section 9.08 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         Section 9.09. THIRD PARTY CONSENTS. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, that Purchaser hereby agrees to indemnify Seller and its Affiliates, partners, officers, directors, employees and agents against and agrees to hold them harmless from any and all Damages incurred or suffered by them arising out of Seller's actions taken as Purchaser's agent pursuant to this Section 9.09.

         Section 9.10. DISMISSAL OF LAWSUIT. Purchaser will file all such documents as may be required to dismiss with prejudice that certain lawsuit titled Trade Products, Inc. vs. Stuart Entertainment, Inc., and all claims related thereto, pending in the U.S. Court of Appeals for the Ninth Circuit (Docket No. 95-35757).

         Section 9.11. FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Assets or Business, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 2.04 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE X

                                  TERMINATION

         Section 10.01. GROUNDS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

                 (a)      by mutual written agreement of Seller and Purchaser;

                 (b) by Purchaser or Seller, respectively, by reason of the failure of a condition to Closing under Sections 7.01 and 7.02 as to Purchaser, and Sections 7.01 and 7.03 as to Seller (unless the failure of a condition to Closing results primarily from the actions or intentional inaction of the Party terminating the Agreement).

                 (c) by Purchaser or Seller if the Closing shall not have occurred by January 31, 1997, unless such time shall be extended by the mutual written consent of Purchaser and Seller.

         The Party desiring to terminate this Agreement shall give notice of such termination to the other Party.

         Section 10.02.  EFFECT OF TERMINATION.

                 (a) In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.01, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their directors or officers or stockholders in respect of this Agreement. The provisions of Sections 6.03(e) and 11.03 shall survive any termination hereof pursuant to
         Section 10.01. Notwithstanding the foregoing, in the event of (i) the willful failure by either Party to fulfill a condition to the performance of the obligations of the other Party or (ii) the breach by the other Party in the performance of such Party's covenants or agreements hereunder, the Party who has failed to fulfill such condition or who has breached any such covenants or agreements shall be fully liable to the other Party for all costs and expenses of the other Party in connection with the preparation, negotiation, execution and performance of this Agreement.

                 (b) Notwithstanding anything to the contrary contained herein, if Purchaser terminates this Agreement for any reason, other than as specified below, Purchaser shall pay Seller the sum of Two Hundred and Fifty Thousand Dollars ($250,000), in immediately available funds by wire transfer to an account designated by Seller, as liquidated damages:

                            (i)   that specified in Section 10.01(a) herein;

                           (ii)   an event or occurrence which has a
                 Significant Adverse Effect on the business, operations, assets, properties or prospects of the Business (for the purposes of this Section 10.02(b)(ii), "Significant Adverse Effect" shall mean (A) an event or occurrence which has or is reasonably expected to have within the period beginning on June 1, 1996 and ending on the last day of the month immediately preceding the month in which the Closing occurs, the effect of (i) reducing total stockholders' equity by an amount not less than One Million Dollars ($1,000,000); or (ii) reducing total sales or pre-tax income 30% or more from the sales or pre-tax income shown in the revised operating budget of the Seller for such period, which is attached hereto in
                 Schedule 10.02(b)(ii); or (B) any catastrophic event or occurrence prior to the Closing that would reasonably be likely to cause a reduction in total sales or pre-tax income of 30% or more from the total sales or pre-tax income shown in Seller's projections for the 1997 calendar year, which are attached hereto in Schedule 10.02(b)(ii); provided, however, that the results of any public vote or election relating to any referendum or initiative specifically described on
                 Schedule 10.02(b)(ii) hereto shall not be deemed to have a Significant Adverse Effect; or

                          (iii) as a direct result of the failure of Seller or Shareholders to comply, in any material respect, with any covenant or agreement of Seller or Shareholders in this Agreement, the failure of Seller or Shareholders to satisfy any of the conditions precedent to the Closing set forth in
                 Article VII of this Agreement or the inability or unwillingness of Seller or Shareholders to consummate the Closing for any other reason; provided, however, that the failure of Seller or Shareholders to comply in any material respect with any covenant or agreement of Seller or Shareholders in this Agreement or the failure of Seller or Shareholders to satisfy any condition precedent to the Closing shall not waive Purchaser's obligation to pay liquidated damages to Seller to the extent that such failure does not, with respect to any one or more of such covenants, agreements or conditions have a Material Adverse Effect on the Business or the ability of Seller to consummate the transactions contemplated hereby.

                 THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF TERMINATION BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE THE PARTIES ACKNOWLEDGE THAT THE AMOUNT SET FORTH ABOVE AS LIQUIDATED DAMAGES HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER IN THE EVENT OF A TERMINATION OF THIS AGREEMENT BY PURCHASER (EXCEPT IN THE EVENT OF A DEFAULT BY PURCHASER AS PROVIDED IN THE LAST SENTENCE OF
         SECTION 10.02(A) ABOVE).

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01.  BROKERS' AND FINDERS' FEES.

                 (a) Seller represents and warrants to Purchaser that, except for obligations set forth on the Disclosure Schedule, which Seller or the Shareholders shall pay out of the proceeds of the Purchase Price and be solely responsible for, all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

                 (b) Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

         Section 11.02. SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. Purchaser shall pay all federal, state or local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale, use or transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser and Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such sales, documentary and other transfer taxes or the filing of or failure to file any reports required in connection therewith.

         Section 11.03. EXPENSES. Except as otherwise provided in this Agreement, Purchaser shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, and the Shareholders shall pay their own expenses and the expenses of Seller incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         Section 11.04. CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         Section 11.05. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Shareholders, Seller and Purchaser.

         Section 11.06. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         Section 11.07. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

         If to Purchaser, to:

         Stuart Entertainment, Inc.
         3211 Nebraska Avenue
         Council Bluffs, Iowa  51501
         Attention: President

         With a required copy to:

         Kutak Rock
         717 Seventeenth Street, Suite 2900
         Denver, Colorado  80202
         Attention:  Warren L. Troupe, Esq.

         If to Seller or Shareholders, to:

         Trade Products, Inc.
         2807 Lincoln Way
         Lynnwood, Washington 98037
         Attention: President

         With a required copy to:

         Whalen & Firestone, LLP
         1221 Second Avenue, Suite 410
         Galland Building
         Seattle, WA 98101
         Attention: Jerome D. Whalen, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         Section 11.08. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Washington.

         Section 11.09. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VIII hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         Section 11.10.  HEADINGS, GENDER AND "PERSON."   All section headings
contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

         Section 11.11. SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         Section 11.12. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 11.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         Section 11.14. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Any reference to any federal, provincial, municipal or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         Section 11.15. CORPORATE ACTION. All waivers by Purchaser and Seller hereunder shall be authorized by their respective Board of Directors. Any action by the Board of Directors of Purchaser and Seller shall be evidenced by the certificate of its Secretary or Assistant Secretary.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer or person as of the day and year first above written.

                                         PURCHASER:

                                         STUART ENTERTAINMENT, INC.,
                                         a Delaware corporation



                                         By
                                           -------------------------------------
                                                Albert F. Barber, Vice Chairman
                                                and Chief Executive Officer
Attest:


By
  --------------------------------
         Title


                                         SELLER:

                                         TRADE PRODUCTS, INC.,
                                         a Washington corporation


                                         By
                                           -------------------------------------
                                                Harry Poll, Chairman and Chief
                                                Executive Officer
Attest:


By
  --------------------------------
         Title

                                         SHAREHOLDERS:


                                          /s/ Harry Poll
                                         ---------------------------------------
                                         Harry Poll



                                          /s/ Ronald G. Rudy
                                         ---------------------------------------
                                         Ronald G. Rudy


                                          /s/ Harry Wirth
                                         ---------------------------------------
                                         Harry Wirth